QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.28

COPROMOTION AGREEMENT

        This COPROMOTION AGREEMENT (this "Agreement") is entered into and effective as of this 8th day of December, 2003 (the "Effective Date"), by and between NORTH AMERICAN SCIENTIFIC, INC., a Delaware corporation ("NASI"), and NOMOS CORPORATION, a Delaware corporation ("NOMOS").

W I T N E S S E T H:

        WHEREAS, NASI produces and sells brachytherapy seeds marketed under the trade name Prospera® (such seeds being referred to herein, collectively, as "NASI Products"), but does not produce or sell external beam radiation therapy equipment;

        WHEREAS, NOMOS produces and sells external beam radiation therapy equipment, including an image guided radiation therapy product marketed under the trade name BAT® that uses ultrasound images to confirm the location of target organs or tumors within the patient's body (such BAT products being referred to herein, collectively, as "NOMOS Products"), but does not produce or sell brachytherapy seeds;

        WHEREAS, external beam radiation therapy equipment and brachytherapy seeds are significantly different methods of treating cancer, and many customers (such as hospitals) will need to purchase both external beam radiation therapy equipment and brachytherapy seeds for their treating physicians in order to serve their patients (such customers or physicians being referred to herein as "Cancer Treatment Specialists");

        WHEREAS, NASI and NOMOS each have a field representative sales force focused on Cancer Treatment Specialists;

        WHEREAS, NASI and NOMOS believe that they may be able to achieve more efficient sales and marketing of their respective products through the relationship outlined in this Agreement;

        WHEREAS, NASI and NOMOS believe that Cancer Treatment Specialists will benefit from the relationship outlined in this Agreement because the Cancer Treatment Specialists who take advantage of the opportunities available through this Agreement may be able to obtain lower net pricing for cancer treatment products sold by NASI and NOMOS; and

        WHEREAS, NASI and NOMOS desire to work together to promote the NOMOS Products and the NASI Products in the United States, its territories and possessions, and in Canada (the "Territory") upon the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

        1.    GRANT OF RIGHTS.

          1.1    GRANT OF RIGHTS TO NASI.    NOMOS hereby grants to NASI and its Affiliates the non-exclusive right to promote the NOMOS Products within the Territory during the Term of this Agreement, upon and subject to the terms and conditions set forth in this Agreement.

          1.2    GRANT OF RIGHTS TO NOMOS.    NASI hereby grants to NOMOS and its Affiliates the non-exclusive right to promote the NASI Products within the Territory during the Term of this Agreement, upon and subject to the terms and conditions set forth in this Agreement.

          1.3    TRADEMARK.

            (a)    Required Use and Compliance.    Each party shall promote each other's Products only under their respective Trademarks and shall not use any trademark or service mark in promoting the Products.

            (b)    Validity of Trademarks.    Each party acknowledges the validity of each other's right, title and interest in and to their Trademarks and shall not have, assert or acquire any right, title or interest in or to any of the other party's Trademarks, except as otherwise explicitly provided in this Agreement.

            (c)    Use of Trademarks.

              (i)    In connection with the subject matter hereof, each party shall use the other party's trademarks (the NASI Trademarks and NOMOS Trademarks, defined below, and, collectively, the "Trademarks") only in a manner consistent with trademark usage guidelines and shall use the other party's Trademarks only to the extent authorized herein.

              (ii)    Notice of Infringement.    Each party shall give the other party notice of any infringement or threatened infringement of any of such other party's Trademarks used in connection with the Copromote Products. In the event that one party chooses to take enforcement action in response to the infringement or threatened infringement of its Trademark, the other party shall reasonably cooperate in such enforcement; provided, however, that the enforcing party shall reimburse the other party for reasonable expenses incurred by the other party that are related to such enforcement.

        2.    RESPONSIBILITIES OF NASI.

          2.1    PROMOTION OF NOMOS PRODUCTS BY NASI.

            (a)   Throughout the Term, NASI shall use its Commercially Reasonable Efforts to market and promote the NOMOS Products to Cancer Treatment Specialists in the Territory.

            (b)   If any Cancer Treatment Specialist agrees to enter into a purchase contact with NASI, in substantially the form attached hereto as Exhibit A (each, a "NASI Purchase Contract"), having a duration of no less than two years to acquire a minimum of fifty (50) cases of NASI Product per year at prices no less than $18.00 per NASI Product (I-125) and $37.00 per NASI Product (Pd-103), as set forth below, then NASI (acting through its sales representatives) shall use its Commercially Reasonable Efforts to encourage such Cancer Treatment Specialist to acquire one or more NOMOS Products by offering the combination of incentives (each, a "NOMOS Incentive Package") set forth below, which shall consist of (i) a voucher reflecting an immediate cash credit towards the purchase of one or more NOMOS Products (each, a "NOMOS Voucher") and (ii) an extended warranty certificate, which extends the warranty covering each NOMOS Product for a period of one or more years (each, an "Extended Warranty"):

Guaranteed Minimum Number of Cases of NASI Product Per Year	Incentive Package Offered to Purchase NOMOS Product
At least 50 but less than 76	$20,000 NOMOS Voucher
At least 76 but less than 101	$25,000 NOMOS Voucher
101 or more	$30,000 NOMOS Voucher and a 1-Year Extended Warranty

            (c)   NASI (acting through its sales representatives) shall cause each Cancer Treatment Specialist that agrees to acquire one or more NOMOS Products, based upon any NOMOS Incentive Package, to enter into the purchase contract provided by NOMOS in substantially the form attached hereto as Exhibit B (each, a "NOMOS Purchase Contract"). The price or prices at which such NOMOS Products may be purchased under such NOMOS Purchase Contract will be based solely upon a price list provided by NOMOS as the same may be updated from time to time at the sole discretion of NOMOS. NASI sales representatives shall have no authority to fix or otherwise negotiate such prices.

            (d)   With respect to each NOMOS Purchase Contract executed in connection with any NOMOS Incentive Package, NASI shall pay NOMOS by check or wire transfer an amount equal to 50% of the face amount of each NOMOS Voucher (the "NOMOS Voucher Fee") under the applicable NASI Purchase Contract, upon execution of the NOMOS Purchase Contract (provided NOMOS shall have delivered to NASI's accounting staff a copy of the paid invoice for the NOMOS Products relating to each such NOMOS Voucher Fee and the any Warranty Fee, defined below, which were actually delivered to the applicable Cancer Treatment Specialist). NASI shall pay the remaining 50% of the NOMOS Voucher Fee upon the receipt by NASI of 50% or more of the amount payable under the applicable NASI Purchase Contract. In the event an Extended Warranty is given, NASI shall pay NOMOS an amount equal to the sum of $15,000 for each year of the Extended Warranty contained in such NOMOS Incentive Package (each, a "Warranty Fee"). The NOMOS Voucher Fees and the Warranty Fees contemplated hereby shall be payable to NOMOS regardless of whether, and in the event, a proceeding under any bankruptcy, reorganization, arrangement of debts, insolvency or receivership law or assignment for creditors is filed by or against NASI, NASI becomes insolvent or fails generally to pay its debts as they become due, or any items of a system in the possession of a selling or installing party are levied against or seized, or a bulk sale of NASI's inventory or assets is about to take place, or NASI voluntarily dissolves or is dissolved or its existence is otherwise terminated.

            (e)   In performing its duties hereunder, NASI shall, and shall cause its employees and the employees of its relevant Affiliates to, comply with all regulatory, professional and legal requirements. No employee of NASI or of any of its relevant Affiliates shall make any representation, statement, warranty or guaranty with respect to the Copromote Products that is not consistent with current labeling of the Copromote Products or promotional materials approved by the PMC, that is deceptive or misleading, that disparages the Copromote Products or the good name, good will and reputation of NOMOS or that diminishes in any material respect any NOMOS Trademark. NASI represents and warrants that its services hereunder will be provided in a professional, ethical and competent manner.

          2.2    MANUFACTURE, SHIPMENT, PRICE, ETC. OF THE NASI PRODUCTS.

            (a)   NASI (and/or its Affiliates) shall have the sole responsibility for the manufacture, shipment, distribution, warehousing, billing and order confirmation of the NASI Products and for the collection of receivables resulting from sales of the NASI Products in the Territory. NASI shall have the sole authority to determine the price of the NASI Products in the Territory during the Term, including price increases and decreases and the timing thereof. The parties hereto will not discuss, or otherwise exchange data, regarding the prices at which they sell, or offer to sell, their respective cancer therapy products.

            (b)   NASI shall manufacture or cause to be manufactured the NASI Products in accordance with all applicable laws. NASI shall use its best efforts to ensure that adequate quantities of the NASI Products are available to meet the anticipated demand for the NASI Products in the Territory during the Term of this Agreement.

          2.3    NASI DETAIL AND SALES REPORTS.

            (a)   Throughout the Term, NASI shall provide NOMOS with a report within 30 calendar days after the end of each calendar month, setting forth the following information regarding the efforts of NASI's sales force in promoting and Detailing the NOMOS Products during the preceding month (or part thereof): (i) the number of Details made and recorded by NASI's standard record keeping procedures based on data recorded by the sales force and (ii) the names, addresses and phone numbers of the Cancer Treatment Specialists called upon.

            (b)   The reports provided by NASI pursuant to Section 3.3(a) are referred to herein as the "NASI Detail Reports".

          2.4    NASI SALES FORCE.    Except as agreed to by the parties and subject to the terms and conditions of this Agreement, NASI shall be solely responsible for the costs and expenses of establishing, maintaining and training NASI's (and its Affiliates') sales force of sufficient size to perform its obligations hereunder, and conducting NASI's other activities under this Agreement; provided, however, that such training shall be conducted in accordance with Section 5.1 and that the content and strategic direction of any training provided by NASI that relates specifically to the Copromote Products shall be coordinated jointly by NASI and NOMOS.

        3.    RESPONSIBILITIES OF NOMOS.

          3.1    PROMOTION OF NASI PRODUCTS BY NOMOS.

            (a)   Throughout the Term, NOMOS shall use its Commercially Reasonable Efforts to market and promote the NASI Products to Cancer Treatment Specialists in the Territory.

            (b)   If any Cancer Treatment Specialist agrees to acquire a NOMOS Product, then NOMOS (acting through its sales representatives) shall use its Commercially Reasonable Efforts to encourage such Cancer Treatment Specialist to acquire NASI Products by offering such Cancer Treatment Specialist a voucher reflecting an immediate cash credit towards the purchase of a guaranteed minimum of at least 50 cases of NASI Products per year (each, a "NASI Voucher") pursuant to a NASI Purchase Contract having a duration of no less than two years (the "NASI Incentive Package"); provided, however, that NOMOS will have no obligation to encourage any Cancer Treatment Specialist to acquire NASI Products hereunder if the agreed upon purchase price for NOMOS Product being acquired thereby is less than $125,000.

            (c)   NOMOS (acting through its sales representatives) shall cause each Cancer Treatment Specialist that agrees to acquire such minimum amount of NASI Product, based upon the NASI Incentive Package, to enter into the NASI Purchase Contract provided by NASI in substantially the form attached hereto as Exhibit A. The price or prices at which such NASI Product may be purchased under such NASI Purchase Contract will be based solely upon a price list provided by NASI as the same may be updated from time to time at the sole discretion of NASI. NOMOS sales representatives shall have no authority to fix or otherwise negotiate and such prices.

            (d)   With respect to each NASI Purchase Contract executed in connection with any NASI Incentive Package, NASI shall deliver to NOMOS' accounting staff a copy of the invoice (in substantially the form attached hereto as Exhibit D) for each order placed by a Cancer Treatment Specialist who has received a NASI Voucher (the "NASI Invoice"). NOMOS shall pay to NASI by check or wire transfer an amount equal to the NASI Inovice on net 30 terms. The NASI Invoice contemplated hereby shall be payable to NASI regardless of whether, and in the event, a proceeding under any bankruptcy, reorganization, arrangement of debts, insolvency or receivership law or assignment for creditors is filed by or against NOMOS, NOMOS becomes insolvent or fails generally to pay its debts as they become due, or any items of a system in the possession of a selling or installing party are levied against or seized, or a bulk sale of NOMOS' inventory or assets is about to take place, or NOMOS voluntarily dissolves or is dissolved or its existence is otherwise terminated.

            (e)   In performing its duties hereunder, NOMOS shall, and shall cause its employees and the employees of its relevant Affiliates to, comply with all regulatory, professional and legal requirements.

          3.2    MANUFACTURE, SHIPMENT, PRICE, ETC. OF THE NOMOS PRODUCTS.

            (a)   NOMOS (and/or its Affiliates) shall have the sole responsibility for the manufacture, shipment, distribution, warehousing, billing and order confirmation of the NOMOS Products and for the collection of receivables resulting from sales of the NOMOS Products in the Territory. NOMOS shall have the sole authority to determine the price of the NOMOS Products in the Territory during the Term, including price increases and decreases and the timing thereof. The parties hereto will not discuss, or otherwise exchange data, regarding the prices at which they sell, or offer to sell, their respective cancer therapy products.

            (b)   NOMOS shall manufacture or cause to be manufactured the NOMOS Products in accordance with all applicable laws. NOMOS shall use its best efforts to ensure that adequate quantities of the NOMOS Products are available to meet the anticipated demand for the NOMOS Products in the Territory during the Term of this Agreement.

          3.3    NOMOS DETAIL AND SALES REPORTS.

            (a)   Throughout the Term, NOMOS shall provide NASI with a report within 30 calendar days after the end of each calendar month, setting forth the following information regarding the efforts of NOMOS' sales force in promoting and Detailing the NASI Products during the preceding month (or part thereof): (i) the number of Details made and recorded by NOMOS' standard record keeping procedures based on data recorded by the sales force and (ii) the names, addresses and phone numbers of the Cancer Treatment Specialists called upon.

            (b)   The reports provided by NOMOS pursuant to Section 4.3(a) and 4.3(b) are referred to herein as the "NOMOS Detail Reports".

          3.4    NOMOS SALES FORCE.

            (a)   Except as agreed to by the parties and subject to the terms and conditions of this Agreement, NOMOS shall be solely responsible for the costs and expenses of establishing, maintaining and training NOMOS' (and its Affiliates') sales force of sufficient size to perform its obligations hereunder, and conducting NOMOS' other activities under this Agreement; provided, however, that (i) such training shall be conducted in accordance with Section 5.1 and (ii) the content and strategic direction of any training provided by NOMOS that relates specifically to the Copromote Products shall be coordinated jointly by NOMOS and NASI.

        4.    TRAINING AND PROMOTIONAL MATERIAL.

          4.1    TRAINING.

            (a)   Each of the parties agrees to make its sales representatives available for training with respect to the marketing and sale of the Copromote Products.

            (b)   Each party shall decide where the training of its sales representatives will occur and absorb the costs of transporting, housing and maintaining their respective personnel for such training.

          4.2    PROMOTIONAL MATERIALS.

            (a)   All written sales, promotion and advertising materials ("Marketing Materials") relating to the Copromote Products shall be consistent with the Marketing Plans, if any, approved by the PMC. All Marketing Materials shall be subject to copy clearance procedures established by the parties from time to time, including review by each party. Marketing Materials prepared by either party shall be provided to the other party for legal and regulatory comment, which comment shall occur within five (5) days after such party's receipt of the Marketing Materials approved by the PMC and shall be given due consideration.

            (b)   In all written or visual materials used in the Territory related to the Copromote Products which identify either of the parties, the parties will be presented and described to the medical communities (including, for example, the physician, pharmacy, governmental, reimbursement and hospital sectors) as joining in the promotion of the Copromote Products in the Territory. All such written and visual materials and all documentary information, promotional material, and oral presentations (where practical) regarding the promoting of the Copromote Products will state this arrangement and will display the names and logos of the parties with equal prominence, as permitted by applicable law.

        5.    CERTAIN REGULATORY MATTERS.

          5.1    LICENSES.    Each party hereto shall, at its sole cost and expense, maintain in full force and effect all necessary licenses, permits and other authorizations required by law, regulation, ordinance or statute to carry out its duties and obligations in the Territory under this Agreement.

          5.2    REGULATORY RESPONSIBILITY.

            (a)    NOMOS Products.    All regulatory matters regarding the NOMOS Products shall remain under the control of NOMOS, subject to the participation by NASI in matters related to the marketing of the NOMOS Products to Cancer Treatment Specialists in the Territory. Notwithstanding the foregoing, NOMOS shall promptly provide NASI with copies of all communications received from any regulatory agency or authority concerning the NOMOS Products or any Marketing Materials related to the NOMOS Products.

            (b)    NASI Products.    All regulatory matters regarding the NASI Products shall remain under the control of NASI, subject to the participation by NOMOS in matters related to the marketing of the NASI Products to Cancer Treatment Specialists in the Territory. Notwithstanding the foregoing, NASI shall promptly provide NOMOS with copies of all communications received from any regulatory agency or authority concerning the NASI Products or any Marketing Materials related to the NASI Products.

          5.3    EFFICACY AND SAFETY INFORMATION.

            (a)    NOMOS Products.    NOMOS shall furnish NASI with efficacy and safety information in its possession as reasonably requested by NASI to assist NASI in promoting the NOMOS Products to Cancer Treatment Specialists in the Territory, including (without limitation) relevant clinical and safety data and additional information, if any, related to the efficacy and safety profile of the NOMOS Products. Except for information to be disclosed to Cancer Treatment Specialists in connection with conducting Details, such information shall be treated as Confidential and Proprietary Information pursuant to Section 10 of this Agreement and shall not be disclosed to third parties without NOMOS' prior written approval or direction.

            (b)    NASI Products.    NASI shall furnish NOMOS with efficacy and safety information reasonably requested by NOMOS to assist NOMOS in promoting the NASI Products to Cancer Treatment Specialists in the Territory, including without limitation relevant clinical and safety data included and additional information, if any, related to the efficacy and safety profile of the NASI Products. Except for information to be disclosed to Cancer Treatment Specialists in connection with conducting Details, such information shall be treated as Confidential and Proprietary Information pursuant to Section 10 of this Agreement and shall not be disclosed to third parties without NASI's prior written approval or direction.

          5.4    NOTICE OF ADVERSE EVENTS.    Each party shall promptly notify the other party of any event(s) that materially affect(s) or could materially affect the marketing of the Copromote Products.

          5.5    PRODUCT TECHNICAL COMPLAINTS AND RECALLS.

            (a)    NOMOS Products.    NOMOS shall have the sole authority and responsibility to respond to any regulatory agencies with respect to NOMOS Product Technical Complaints and medical complaints and to handle all returns, recalls or market withdrawals of the NOMOS Products in accordance with applicable law, at NOMOS' cost and expense.

            (b)    NASI Products.    NASI shall have the sole authority and responsibility to respond to any regulatory agencies with respect to NASI Product Technical Complaints and medical complaints and to handle all returns, recalls or market withdrawals of the NASI Products in accordance with applicable law, at NASI's cost and expense.

            (c)    Product Recalls.    Each party shall promptly (but in any case, not later than 48 hours) notify the other party in writing of any order, request or directive of a court or other governmental authority to recall or withdraw a Copromote Product.

          5.6    NOTICE OF GOVERNMENT INSPECTIONS.

            (a)   NOMOS agrees that, to the extent it becomes aware of the results, observations and/or outcome of any inspections or audits of the facilities or operations involved in the manufacture, processing, testing or packaging of the Copromote Products conducted by governmental agencies, NOMOS will notify NASI of any such information as it relates to the Copromote Products within three (3) days of obtaining the information. NOMOS will provide NASI copies of reports of quality audits conducted by NOMOS and will apprise NASI of material manufacturing issues affecting supply of the Copromote Products.

            (b)   NASI agrees that, to the extent it becomes aware of the results, observations and/or outcome of any inspections or audits of the facilities or operations involved in the manufacture, processing, testing or packaging of the Copromote Products conducted by governmental agencies, NASI will notify NOMOS of any such information as it relates to the Copromote Products within three (3) days of obtaining the information. NASI will provide NOMOS copies of reports of quality audits conducted by NASI and will apprise NOMOS of material manufacturing issues affecting supply of the Copromote Products.

          5.7    GOVERNMENT INQUIRIES.    Upon being contacted by any federal, state or local agency for any regulatory purpose pertaining specifically to this Agreement or to the Copromote Products, a party shall immediately notify the other party.

          5.8    MEDICAL INQUIRIES.

            NOMOS shall handle all medical inquiries concerning the NOMOS Products. NASI shall handle all medical inquiries concerning the NASI Products.

        6.    RECORDKEEPING AND AUDITS.

          6.1    MAINTENANCE OF BOOKS AND RECORDS.    Each party shall maintain complete and accurate books and records in sufficient detail, in accordance with GAAP and all applicable laws, rules, ordinances and regulations, to enable verification of the performance of such party's obligations under this Agreement. Such records shall be maintained during the Term and for a period of twenty-four (24) months after the end of the Term or longer if required by applicable law.

          6.2    PAYMENT AUDITS.

            (a)   Either party (herein, the "Auditing Party") may demand, no more than once during any calendar year commencing after the Initial Term (as defined below) and continuing until two (2) years following the end of the Term, an audit of the relevant books and records of the other party (herein, the "Audited Party") in order to verify the Audited Party's reports on the matters addressed in this Agreement. Upon no less than fifteen (15) days' prior written notice to the Audited Party, the Audited Party shall grant access to members of a nationally recognized independent public accounting firm selected by the Auditing Party to the relevant books and records of the Audited Party in order to conduct a review or audit thereof. Such access shall be available during normal business hours. The accountants shall report their conclusions and calculations to the Auditing Party and the Audited Party; provided, that in no event shall the accountants disclose any information of the Audited Party except to the extent necessary to verify the Audited Party's reporting and other compliance with the terms of this Agreement and, at the request of the Audited Party, such accountants will execute appropriate non-disclosure agreements. Except as hereinafter set forth, the Auditing Party shall bear the full cost of the performance of any such audit. Any information obtained from an audit under this Section 8.2 shall be deemed Confidential and Proprietary Information of the Audited Party.

            (b)   If, as a result of any audit of the books and records of the Audited Party, it is shown that the Audited Party's payments to the Auditing Party under this Agreement with respect to the period of time audited were less than the amount which should have been paid to the Auditing Party pursuant to this Agreement, then the Audited Party shall pay to the Auditing Party the amount of such shortfall within thirty (30) days after the Auditing Party's demand herefore. If, as a result of any audit of the books and records of Audited Party, it is shown that the Audited Party's payments to the Auditing Party under this Agreement with respect to the period of time audited were more than the amount which should have been paid to the Auditing Party pursuant to this Agreement, then the Auditing Party shall pay to the Audited Party the amount of such overpayment within thirty (30) days after the Audited Party's demand therefore. In addition, if any amount payable by the Audited Party pursuant to this Section 8.2 is more than the amount which should have originally been paid pursuant to this Agreement by an amount in excess of ten percent (10%) of the payments actually made with respect to the period in question, then the Audited Party shall also reimburse the Auditing Party for its documented reasonable out-of-pocket costs and expenses incurred in connection with the audit.

        7.    TERM AND TERMINATION.

          7.1    TERM OF AGREEMENT.    The initial term of this Agreement (the "Initial Term") shall be 90 days commencing as of the Effective Date. This Agreement shall automatically renew for additional 90 day periods unless either party notifies the other in writing no less than fifteen (15) days prior to the end of the then current term. Either party may terminate this Agreement at any time, with or without cause upon fifteen (15) days prior written notice to the other party. The Initial Term, as extended or sooner terminated in accordance herewith is referred to herein as the "Term".

          7.2    EFFECTS OF TERMINATION.

            (a)   Neither the termination nor expiration of this Agreement shall release or operate to discharge either party from any liability or obligation that may have accrued prior to such termination or expiration. Any termination of this Agreement as provided herein shall not be an exclusive remedy but shall be in addition to any remedies whatsoever that may be available to the terminating party.

            (b)   Notwithstanding the giving of any notice of termination pursuant to this Section 9, each party shall continue to fulfill its obligations under this Agreement at all times until the effective date of any such termination.

          7.3    ACTIONS UPON TERMINATION.

            (a)    NOMOS Products.    Upon the termination or expiration of this Agreement for any reason with respect to the NOMOS Products, NASI shall immediately cease all of its promotional and marketing activities for the terminated NOMOS Products, discontinue any use of the NOMOS Trademarks related to the terminated NOMOS Products, and return to NOMOS or destroy all sales training and Marketing Materials for the terminated NOMOS Products containing NOMOS Trademarks. After any such termination, NOMOS shall retain the right to use any sales training and Marketing Materials developed under the auspices of the PMC during the Term of this Agreement; provided, however, that NOMOS shall have no further right to use NASI's name or any NASI Trademark or logos in connection therewith.

            (b)    NASI Products.    Upon the termination or expiration of this Agreement for any reason with respect to the NASI Products, NOMOS shall immediately cease all of its promotional and marketing activities for the terminated NASI Products, discontinue any use of the NASI Trademarks related to the terminated NASI Products, and return to NASI or destroy all sales training and Marketing Materials for the terminated NASI Products containing NASI Trademarks. After any such termination, NASI shall retain the right to use any sales training and Marketing Materials developed under the auspices of the PMC during the Term of this Agreement; provided, however, that NASI shall have no further right to use NOMOS' name or any of the NOMOS Trademarks or logos in connection therewith.

          7.4    PAYMENTS UPON TERMINATION.

            (a)   The expiration or termination of this Agreement pursuant to this Section 9 with respect to any Copromote Product shall not release either party from any obligation to pay to the other party any amounts accrued under Section 3 or 4 of this Agreement in connection with activities completed.

            (b)   Within thirty (30) days after the expiration or termination of this Agreement, NASI shall provide to NOMOS a NASI Detail Report for the month during which such expiration or termination occurs (and all NASI Detail Reports for prior months that were required to be submitted to NOMOS pursuant to Section 3.3 but were not submitted).

            (c)   Within thirty (30) days after the expiration or termination of this Agreement, NOMOS shall provide to NASI a NOMOS Detail Report for the month during which such expiration or termination occurs (and all NOMOS Detail Reports for prior months that were required to be submitted to NASI pursuant to Section 4.3 but were not submitted).

            (d)   Within thirty (30) days after receipt of such information from NOMOS and NASI, the PMC shall determine the net amount due and or payable by NASI and NOMOS, and such amount shall be paid by the parties within thirty (30) days after such PMC determination.

        8.    CONFIDENTIALITY.

          8.1   Each party acknowledges that it may receive confidential or proprietary information of the other party in the performance of this Agreement, including (without limitation) information obtained or reviewed in connection with any audits or investigations performed pursuant to Section 8.2 of this Agreement. Each party shall hold confidential and shall not, directly or indirectly, disclose, publish or use for the benefit of any third party or itself, except in carrying out its duties hereunder, any confidential or proprietary information of the other party or confidential or proprietary information jointly developed by the parties, without first having obtained the furnishing party's written consent to such disclosure or use. "Confidential or Proprietary Information" shall include (without limitation) know-how, scientific information, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, customer information, business plans, and all other intellectual property. "Confidential or Proprietary Information" shall also include pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, although the parties do not anticipate exchange that information under this Agreement expect as specifically provided in Sections 3.1(c) and 4.1(c) hereof. This restriction shall not apply to any information within the following categories:

            (i)    is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such information or its Affiliates, sublicensees, consultants and contractors, as applicable;

            (ii)   can be shown by written documentation to have been disclosed to or already in the possession of the receiving party or its Affiliates or sublicensees by a third party, provided such information was not obtained by such third party directly or indirectly from the other party under this Agreement pursuant to a confidentiality agreement;

            (iii)  can be shown by written documentation to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement by personnel without access to the confidential information;

            (iv)  is disclosed by the receiving party pursuant to interrogatories, formal requests for information or documents, subpoena, or a civil investigative demand of a court or governmental agency; provided, however, that, to the extent practicable, the receiving party notifies the other party promptly following receipt thereof so that the other may seek a protective order or other appropriate remedy to prevent or limit such disclosure, and provided further that the disclosing party furnishes only that portion of the information which it is advised by counsel is legally required and imposes such obligations of secrecy as are possible in that regard;

            (v)   is required to be disclosed by a party under any statutory, regulatory or similar legislative requirement or any rule of any stock exchange to which it or any Affiliate is subject; provided, however, that the non-disclosing party shall be allowed to review the proposed disclosure and the disclosing party agrees to consider in good faith any proposed revisions thereof provided to the disclosing party within two (2) business days of the non-disclosing party's receipt of the proposed disclosure and the parties shall seek confidential treatment for such disclosure as permitted by applicable law; or

            (vi)  is required by authorities to obtain regulatory approval.

          8.2   The obligations set forth in this Section 10 shall survive the termination or expiration of this Agreement for a period of five (5) years.

        9.    INDEMNIFICATION AND INSURANCE.

          9.1    INDEMNIFICATION BY NASI.    NASI shall defend, indemnify and hold NOMOS and its Affiliates, and their respective officers, directors, employees, successors and assigns, harmless from and against any and all claims, liabilities, losses, costs, actions, suits, damages and expenses (other than special, incidental, consequential or punitive damages, but including reasonable attorneys' fees and costs) arising out of: (a) any breach by NASI of any representation, warranty or covenant contained in this Agreement; (b) the infringement or alleged infringement of any patent, trademark or other intellectual property rights of a third party by its activities with respect to the NASI Products or NASI Trademarks; (c) any personal injury (including death) and/or property damage resulting from the handling, possession or use of the NASI Products; (d) any claims by third parties relating to the performance or nonperformance of NASI's obligations under this Agreement; and (e) any other liability arising out of the manufacture, marketing, labeling, distribution or use of the NASI Products; provided, however, that NASI shall not be required to indemnify NOMOS with respect to any such claim, liability, loss, cost, action, suit, damage or expense hereunder to the extent covered by NOMOS' indemnification obligation in Section 11.2, or which arises from NOMOS' negligent act or omission or intentional misconduct or that of any NOMOS Affiliate.

          9.2    INDEMNIFICATION BY NOMOS.    NOMOS shall defend, indemnify and hold NASI and its Affiliates, and their respective officers, directors, employees, successors and assigns, harmless from and against any and all claims, liabilities, losses, costs, actions, suits, damages and expenses (other than special, incidental, consequential or punitive damages, but including reasonable attorneys' fees and costs) arising out of: (a) any breach by NOMOS of any representation, warranty or covenant contained in this Agreement; (b) the infringement or alleged infringement of any patent, trademark or other intellectual property rights of a third party by its activities with respect to the NOMOS Products or Trademark in accordance with the terms and conditions of this Agreement; (c) any personal injury (including death) and/or property damage resulting from the handling, possession or use of the NOMOS Products; (d) any claims by third parties relating to the performance or nonperformance of NOMOS' obligations under this Agreement; and (e) any other liability arising out of the manufacture, marketing, labeling, distribution or use of the NOMOS Products; provided, however, that NOMOS shall not be required to indemnify NASI with respect to any such claim, liability, loss, cost, action, suit, damage or expense hereunder to the extent covered by NASI's indemnification obligation in Section 11.1, or which arises from NASI's negligent act or omission or intentional misconduct or that of any NASI Affiliate.

          9.3    INSURANCE.    Each party shall maintain insurance (either through purchase of a policy form a nationally recognized third party insurer or through maintenance of a self-insurance program) against such risks and upon such terms (including coverages, deductible limits and self-insured retentions) as is customary for the activities to be conducted by such party under this Agreement and is appropriate to cover its indemnification obligations hereunder.

        10.    REPRESENTATIONS AND WARRANTIES.

          10.1    BY NASI.    NASI represents and warrants to NOMOS that:

            (a)   the execution, delivery and performance of this Agreement by NASI does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which NASI is a party;

            (b)   the execution, delivery and performance of this Agreement by NASI does not require the consent of any Person or the authorization of (by notice or otherwise) any governmental or regulatory authority;

            (c)   the rights granted by NASI to NOMOS hereunder do not conflict with any rights granted by NASI to any third party; and

            (d)   it has reviewed the available safety data relating to the NASI Products and has no reason to believe the NASI Products are not safe.

          10.2    BY NOMOS.    NOMOS represents and warrants to NASI that:

            (a)   the execution, delivery and performance of this Agreement by NOMOS does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which NOMOS is a party;

            (b)   the execution, delivery and performance of this Agreement by NOMOS does not require the consent of any Person or the authorization of (by notice or otherwise) any governmental or regulatory authority;

            (c)   the rights granted by NOMOS to NASI hereunder do not conflict with any rights granted by NOMOS to any third party; and

            (d)   it has reviewed the available safety data relating to the NOMOS Products and has no reason to believe the NOMOS Products are not safe.

        11.    NOTICES.    Except as otherwise specifically provided herein, any notice or other documents to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered post, nationally recognized overnight courier or confirmed facsimile transmission to a party (followed by hard copy by mail) or delivered in person to a party at the address or facsimile number set out below for such party or such other address as the party may from time to time designate by written notice to the other:

  If to NASI:

    North American Scientific, Inc.
    20200 Sunburst Street
    Chatsworth, California 91311
    Attention: David King, Esq.
    Facsimile: (818) 734-5837

  with a copy (which shall not constitute notice) to:

    McDermott, Will & Emery
    2049 Century Park East, Suite 3400
    Los Angeles, California 90067
    Attention: Mark Mihanovic, Esq.
    Facsimile: (310) 277-4730

  If to NOMOS:

    NOMOS Corporation
    200 West Kensinger Drive, Suite 100
    Cranberry Township, Pennsylvania 16006
    Attention: John W. Manzetti, President
    Facsimile: (724) 741-8600

  with a copy (which shall not constitute notice) to:

    Cohen & Grigsby
    11 Stanwix Street, 15th Floor
    Pittsburgh, Pennsylvania 15222
    Attention: Mark Baseman, Esq.
    Facsimile: (412) 297-0672

        Any such notice or other document shall be deemed to have been received by the addressee three (3) business days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery thereof.

        12.    MISCELLANEOUS PROVISIONS.

          12.1    BINDING EFFECT; ASSIGNMENT.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Neither party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect.

          12.2    GOVERNING LAW.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

          12.3    ENTIRE AGREEMENT; AMENDMENT.    This Agreement contains all of the terms agreed to by the parties regarding the subject matter of this Agreement and supersede any prior agreements, understandings or arrangements between them, whether oral or in writing. This Agreement may not be amended, modified, altered or supplemented except by means of a written agreement or other instrument executed by both of the parties hereto. No course of conduct or dealing between the parties shall act as a modification or waiver of any provisions of this Agreement.

          12.4    SEVERABILITY.    In the event that any of the provisions or a portion of any provision of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction or a governmental authority, such provision or portion of provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal or unenforceable and the validity, legality and enforceability of the enforceable portion of any such provision and the remaining provisions shall not be adversely affected thereby.

          12.5    RELATIONSHIP OF THE PARTIES.    The parties hereto are acting and performing as independent contractors. Nothing in this Agreement creates the relationship of partnership, joint venture, sales agency or principal and agent. Neither party is the agent of the other, and neither party may hold itself out as such to any other party. All financial obligations associated with each party's business shall be the sole responsibility of such party.

          12.6    PUBLIC ANNOUNCEMENTS.    The form and content of any public announcement to be made by one party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable law (including, without limitation, disclosure requirements of NASDAQ or any other stock exchange) in which event the party making the announcement shall endeavor to give the other party reasonable advance notice and review of any such disclosure.

          12.7    COUNTERPARTS.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

SIGNATURE PAGES FOLLOW

        IN WITNESS WHEREOF, the parties have duly executed this Copromotion Agreement as of the first date written above.

NORTH AMERICAN SCIENTIFIC, INC.

By:	/s/ L. MICHAEL CUTRER L. Michael Cutrer President and Chief Executive Officer

NOMOS CORPORATION

By:	/s/ JOHN W. MANZETTI John W. Manzetti President and Chief Executive Officer

ANNEX I
DEFINITIONS

        "AFFILIATE" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. A Person shall be regarded as in control of another Person if such Person owns, or directly or indirectly controls, more than fifty percent (50%) of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if such Person directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract or any other means whatsoever.

        "AUDITED PARTY" shall have the meaning set forth in Section 8.2(a).

        "AUDITING PARTY" shall have the meaning set forth in Section 8.2(a).

        "COMMERCIALLY REASONABLE EFFORTS" shall mean efforts and resources normally used by a party for a product owned by it or to which it has rights, which is of similar market potential at a similar state in its development or product life, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the applicable products, and other relevant commercial factors.

        "CONFIDENTIAL OR PROPRIETARY INFORMATION" shall have the meaning set forth in 12.1(a).

        "COPROMOTE PRODUCTS" shall mean collectively the NASI Products and the NOMOS Products.

        "DETAIL(S)" or "DETAILING" shall mean a face-to-face contact by a sales representative with an Cancer Treatment Specialist during which time the promotional message involving the Copromote Products is a primary topic of discussion and the product discussed for either the longest period of time during the contact or, at a minimum, discussed no less than the second longest period of time during the contact.

        "DIRECT COST" shall mean all reasonable out-of-pocket costs other than direct sales force expenses directly attributable to an activity (i.e., those costs which vary with such activity), including, but not limited to, direct labor for such activity and consumable bulk and other materials, as determined in accordance with generally accepted cost accounting practices.

        "GAAP" shall mean United States generally accepted accounting principles.

        "MARKETING EXPENSES" shall mean the costs and expenses directly related to the marketing and promotion of the Copromote Products in the Territory in accordance with the Marketing Plans, including (without limitation) costs and expense relating to: (i) general advertising, including (without limitation) journal advertising, direct mail and point of prescription advertising; (ii) continuing medical education programs, (iii) market research; (iv) Copromote Product-related publications and (v) trade shows and conventions.

        "MARKETING MATERIALS" shall have the meaning set forth in Section 5.2(a).

        "MARKETING PLAN" shall mean any plan and budget for the promotion and marketing of the Copromote Products.

        "NASI PRODUCT TECHNICAL COMPLAINTS" shall mean any complaint that questions the identity, efficacy or quality of the NASI Products or the compliance of any NASI Product with applicable laws.

        "NASI TRADEMARK" shall mean the federally registered trademark Prospera®, and any other related trademark or service mark containing the word "Prospera", and any other trademark or service mark (whether registered or unregistered) that NASI uses on or with any of the NASI Products or in any promotional material related to any of the NASI Products.

        "NOMOS PRODUCT TECHNICAL COMPLAINTS" shall mean any complaint that questions the identity, efficacy or quality of the NOMOS Products or the compliance of any NOMOS Product with applicable laws.

        "NOMOS TRADEMARK" shall mean the federally registered trademark BAT®, and any other related trademark or service mark containing the word "BAT", and any other trademark or service mark (whether registered or unregistered) that NOMOS decides to use on or with the NOMOS Products or in any promotional material related to any of the NOMOS Products.

        "PERSON" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

QuickLinks

  Exhibit 10.28